EXECUTIVE EMPLOYMENT AGREEMENT
AGREEMENT, dated April 1, 2016 (the “Agreement”), by and between Innophos Holdings, Inc., a Delaware corporation (the “Company”), and Hermanus (Han) Kieftenbeld (the “Executive”).
RECITAL
Whereas, it is in the best interests of the Company and its subsidiaries to provide the Executive with the compensation and benefits as provided herein in order to retain the services of the Executive and to permit the Executive to focus on the interests of the Company, its subsidiaries and its stockholders.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree as follows
1.Effective Date. The term “Effective Date” means April 1, 2016. The Agreement supersedes any other oral or written agreement or understanding between the Company and the Executive.
2.Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and subject to the conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2017 (the “Initial Period”). Following the Initial Period, the Agreement shall automatically renew for successive one-year periods (“Renewal Period”), unless either party gives notice of non-renewal to the other party at least ninety (90) days prior to the end of the Initial Period or any Renewal Period, as applicable. For purposes of this Agreement, the “Employment Period” shall include the Initial Period and any subsequent Renewal Period.
3.Terms of Employment.
(a)Position and Duties.
(i)Position. During the Employment Period, the Executive shall serve as the Company’s Senior Vice President and Chief Financial Officer, with duties, powers and responsibilities provided in the Company’s Bylaws for such office, if any, and otherwise commensurate with such title and office. The Executive shall report directly to the Company’s President and Chief Executive Officer.
(ii)Exclusivity. During the Employment Period, and excluding any periods of disability, vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the Executive’s responsibilities hereunder, to use the Executive’s reasonable best efforts to perform such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) with the approval of the Chief Executive Officer, serve on corporate, civic or charitable boards or committees; (B) with the approval of the Chief Executive Officer, deliver lectures, fulfill speaking engagements or teach at educational institutions; and (C) manage personal and family investments; all so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities; and, in the case of the

Executive’s management of his personal and family investments, so long as all such investment management activities comply with applicable law and any ethics, conflict of interest, insider trading and other similar policies enacted by the Company from time to time.
(iii)Place of Business. The Executive’s place of business shall be at the Company’s Cranbury, New Jersey headquarters location, subject to temporary assignment and business travel as may be reasonably necessary to conduct the Company’s business.
(b)Compensation.
(i)    Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of Four Hundred Twenty-Five Thousand Dollars ($425,000). The Annual Base Salary shall be reviewed by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) no less frequently than annually during the Employment Period and may be increased (but not decreased) at the discretion of the Committee or the Board. If the Executive’s Annual Base Salary is increased, the increased amount shall be the new Annual Base Salary for the remainder of the Employment Period, subject to continued annual review and adjustment. The Annual Base Salary shall be payable in installments subject to legally required tax withholdings, consistent with the Company’s payroll procedures in effect from time to time.
(ii)    Annual Bonus. In addition to the Annual Base Salary, the Executive shall be eligible to earn, for each calendar year ending during the Employment Period, an annual bonus (an “Annual Bonus”) on terms and conditions, including performance goals, as set forth from time to time in the Company’s Executive, Management and Sales Incentive Plan or such other short-term written bonus plan in effect during the Employment Period (collectively, the “Bonus Plan”). The Executive’s annual target bonus (the “Target Bonus”) shall be sixty percent (60%) (the “Target Percentage”) of the Executive’s Annual Base Salary and may be increased (but not decreased) at the discretion of the Committee or the Board. Provided that the Executive is employed by the Company at the end of the applicable calendar year, the Executive’s Annual Bonus shall be fully vested upon the close of the calendar year to which it relates, and unless deferred by the written agreement of the Company and the Executive in accordance with Section 409A (as hereafter defined), shall be paid promptly after the close of such year but in any event on or before March 15 of the calendar year following the calendar year for which the Annual Bonus is earned.
(iii)    Long-Term Incentive Compensation. During the Employment Period, the Executive shall participate in the Company’s long term incentive compensation arrangements, including without limitation the Company’s Long Term Equity Incentive Plan and successor plans, if any (collectively, the “LTI”), as such arrangements are in effect from time to time, on terms and conditions generally applicable to the highest level of the Company’s executive employees. The Executive’s target awards for LTI purposes shall be determined separately for each new performance measurement period by the Committee within ninety (90) days of the commencement of each performance measurement period and, subject to the performance measurement cycle(s) established by the Committee, no less frequently than every twelve (12) months during the Employment Period. Notwithstanding the foregoing, the Executive's LTI award for 2016 shall have a date of grant value, as calculated on a basis consistent with LTI awards to all other similarly-situated executives, of 90% of the Executive's Annual Base Salary. LTI awards in the Committee’s or the Board’s discretion may be granted in the form of stock options, restricted stock, phantom stock, cash, stock appreciation rights or units, performance shares or any combination thereof, or other form approved by the Committee or the Board (collectively, “LTI Awards”), as provided in the LTI. Provided the Executive is employed by the Company at the end of the applicable calendar year (except as otherwise provided in Paragraph 5 below), the Executive’s LTI Awards shall be fully vested upon the close of the performance period to which they relate. Unless deferred by the written agreement of the Company and the Executive in accordance with Section 409A, the Executive’s LTI Awards shall be paid promptly after the close of such performance period but in any event on or before March 15 of the calendar year following the calendar year in which the Executive first acquires a vested right to receive such LTI Award.
(iv)    Incentive, Pension, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all other compensation and incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case on terms and conditions no less favorable than the terms and conditions generally applicable to the highest level of Company’s United States-based executive employees.
(v)    Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s spouse and eligible dependents, as the case may be, shall participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates on terms and conditions no less favorable than the terms and conditions generally applicable to the highest level of the Company’s executive employees.
(vi)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s policies, practices and procedures in effect from time to time for executive employees.
(vii)    Fringe Benefits. During the Employment Period, in addition to the other benefits and entitlements as provided herein, the Executive shall be entitled to fringe benefits on the same basis as those provided generally to the highest level of Company’s United States-based executive employees.
(viii)    Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks paid vacation per year (which may be increased (but not decreased) at the discretion of the Committee or the Board) in accordance with the plans, policies, programs and practices of the Company.
(ix)    Withholding Requirements. All grants and payments to the Executive are subject to and conditioned upon satisfaction of all tax withholding requirements. The Executive shall execute all documents and take all action reasonably deemed necessary by the Company to ensure compliance with all such withholding requirements.
(x)    Legal Fees. Within 30 days of the execution of this Agreement, the Company shall directly pay to Outten & Golden LLP the reasonable attorney’s fees actually incurred by Executive in connection with review and negotiation of this Agreement, provided that the Executive provides any documentation reasonably requested by the Company evidencing such fees.
4.    Termination of Employment.
(a)    Death or Disability. The Employment Period and the Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Executive becomes Disabled during the Employment Period (pursuant to the definition of Disability set forth below), the Company may notify Executive in accordance with Paragraph 4(g) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after Executive’s receipt of such notice (the “Disability Effective Date”) unless the Executive has returned to full-time performance of the Executive’s duties and presented reasonable evidence that the Executive has not incurred a Disability, both within thirty (30) days after receipt of such notice. For purposes of this Agreement, “Disability” shall mean the Executive’s absence from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of mental or physical incapacity. Such incapacity must be total and permanent based on a good faith assessment by the Company and must also qualify the Executive for benefits under the Company’s long-term disability program covering the Executive.
(b)    Termination by the Company with or without Cause. The Company may terminate the Employment Period and the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)    other than by reason of a physical or mental incapacity, any continued and willful failure of the Executive at any time to attempt in good faith to perform the Executive’s duties with the Company, including a continued and willful failure by the Executive to attempt in good faith to meet reasonable, material performance expectations that are not measured by Company economic performance, which is not cured by the Executive within sixty (60) days after receiving notice from the Company identifying such deficiencies; or
(ii)    the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or
(iii)    conviction of the Executive of a felony (other than a traffic-related felony) or a guilty or nolo contendere plea by the Executive with respect thereto; or
(iv)    a material breach by the Executive of any material provision of this Agreement; or
(v)    a willful violation by the Executive of a material legal requirement, or of any material written Company policy or procedure, that in either case is materially and demonstrably injurious to the Company; or
(vi)    the Executive’s failure to obtain or maintain, or inability to qualify for, any license (other than a driver’s license) required by law for the performance of the Executive’s material job responsibilities, or the suspension or revocation of any such license held by the Executive as a result of an action or inaction by the Executive; provided that, if such failure, suspension or revocation is curable, the Company shall not have the right to terminate the Executive’s employment for Cause pursuant to this Paragraph 4(b)(vi) unless the Executive does not cure the failure within a reasonable time (not less than sixty (60) days) after receiving notice of such deficiency, provided, in no event shall Cause exist under this clause (vi) so long as the Executive is diligently pursuing a cure of such failure, suspension or revocation in good faith and the failure is cured within one hundred twenty (120) days after receiving such notice.
(c)    Willfulness. For purposes of Paragraph 4(b), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive without the reasonable, good faith belief that the Executive’s act or omission was in accordance with, or not contrary to, the duties and responsibilities of Executive’s position. Any act, or failure to act, based upon express authority given by the Company with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in the best interests of the Company.
(d)    Termination by Executive with or without Good Reason. The Executive may terminate the Employment Period and his employment with or without Good Reason. Termination with Good Reason shall be treated for purposes of this Agreement as a termination by the Company “without Cause.” For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive:
(i)    a material reduction in the Executive’s authority, title or duties, or the assignment to the Executive of duties that are inconsistent in a significant way with the Executive’s position; or a change in the Executive’s reporting requirements so that the Executive reports to someone other than the Chief Executive Officer or
(ii)    any reduction by the Company of the Executive’s Annual Base Salary other than a good faith reduction, which is remedied by the Company within thirty (30) business days after receiving notice from the Executive; or
(iii)    any reduction by the Company of the Target Percentage applicable to Executive’s Target Bonus; or
(iv)    any material failure by the Company to comply with and satisfy any material provision of this Agreement, excluding for this purpose any action not taken in bad faith and which is remedied by the Company within thirty (30) business days after receiving notice from the Executive; or
(v)    any order from any person to whom the Executive reports, directing the Executive to take any action or to refrain from taking any action that in Executive’s good-faith, considered and informed judgment violates any applicable legal or regulatory requirement, provided that such order continues in effect and is not revoked within thirty (30) days after receiving notice from the Executive; or
(vi)    relocation of Executive’s principal place of employment to a location that is at least fifty (50) miles farther from the Executive’s place of business as provided in this Agreement.
The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (vi) shall not affect the Executive’s ability to terminate employment for Good Reason.
(e)    Sunset on Right to Terminate for Good Reason.
(i)    Except as further set forth herein, the Executive shall notify the Company in writing of the existence of any circumstances constituting Good Reason within one hundred twenty (120) days after learning of any such circumstances. The Company shall then have an additional thirty (30) days to investigate and provide a written determination setting forth the results of such investigation and any applicable remedy. If the circumstances constituting Good Reason have not been fully cured by the Company within such thirty (30) day period, the Executive shall have an additional sixty (60) days to exercise the right to terminate for Good Reason.
(ii)    The Executive shall be conclusively deemed to have learned of such circumstances on the date of any notice by the Company to the Executive concerning such circumstances.

If the Executive does not timely do so, the right to terminate for Good Reason shall lapse and be deemed waived, and the Executive shall not thereafter have the right to terminate for Good Reason unless further circumstances occur which themselves give rise to a right to terminate for Good Reason, in which case the provisions of this Paragraph 4(f) shall once again apply, based on such further circumstances.
(iii)    In the case of the Company’s relocation of (or announced intention to relocate) Executive’s principal place of employment under Paragraph 4(d)(v), the circumstances giving rise to Executive’s right to terminate for Good Reason shall be deemed to have arisen, for purposes of Executive’s notice obligation, on the earliest date Executive has notice of the Company’s intention to relocate Executive’s principal place of employment. Within thirty (30) days after receiving such notice, Executive shall notify the Company in writing of his intention to terminate his or her employment for Good Reason under Paragraph 4(d)(v) as of the effective date of such relocation. Executive may withdraw his notice of intention to terminate his employment under this paragraph, and the Company may revoke its relocation or intention to relocate Executive’s principal place of employment, in which case Paragraph 4(d)(v) shall not apply
(f)    Notice of Termination. Any termination by the Company with or without Cause, or by the Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Paragraph 13(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a notice which: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined in subparagraph (h) below) is other than the date of receipt of such notice, specifies the termination date (which date shall within thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not constitute a waiver of any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(g)    Date of Termination. Except as otherwise provided in Paragraph 12(a) hereof, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date, specified therein, that is within thirty (30) days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company without Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, or any later date, specified therein, as the case may be, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, (iv) if the Executive’s employment is terminated by the Executive other than for Good Reason, the Date of Termination shall be the date of receipt of the Notice of Termination or any later date, specified therein, that is within thirty (30) days of such notice, subject to the Company’s acceptance of such proposed later Date of Termination; and (v) if the Executive’s employment is terminated upon the expiration of the Employment Period under Paragraph 2, the Date of Termination shall be the last day of the Employment Period.
5.    Obligations of the Company upon Termination.

(a)    Upon any termination of the Executive’s employment, the Company shall pay or provide to the Executive (or his estate, in the case of the Executive’s death), the “Obligations,” which shall consist of:
(vii)    the Executive’s Annual Base Salary through the Date of Termination;
(viii)    any earned and vested but unpaid Annual Bonus and/or LTI Awards with respect to any calendar year or performance period ended prior to the Date of Termination;
(ix)    any unreimbursed business expenses incurred by the Executive prior to the Date of Termination but which remain unpaid on the Date of Termination;
(x)    any accrued and unpaid vacation and sick days; and
(xi)    other benefits, if any, to which the Executive is entitled under other applicable plans, programs, agreements and arrangements of the Company or its affiliates. Except as otherwise provided herein, the amounts payable to the Executive (or his estate) pursuant to clauses (i), (iii) and (iv) above shall be paid in a single cash lump sum within thirty (30) days after the Date of Termination.
Any amounts to be paid or provided pursuant to clause (ii) above shall be provided as set forth in Paragraph 3(b)(ii) or (iii), as applicable. Any benefits to be paid or provided to the Executive (or his estate) pursuant to clause (v) above shall be paid or provided in the manner and at the time or times provided under the terms of applicable plan, program, agreement or arrangement.
(b)    Severance Pay, Etc. Notwithstanding any severance plan or policy (“Severance Policy”) generally in effect during the Employment Period for employees of the Company or its subsidiaries, if, during the Employment Period, the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, or the Executive’s employment terminates at the end of the Employment Period following a non-renewal by the Company under Paragraph 2, then, in addition to the Obligations to be paid or provided to the Executive as provided in Paragraph 5(a) above, but conditioned upon the Executive’s execution (and, if applicable, non-revocation) of a release in the form of the Release attached hereto as Exhibit A (the “Release”):
(i)    the Company shall pay to the Executive severance compensation in an amount equal to the Annual Base Salary and Annual Bonus amounts that the Executive would have earned under Paragraphs 3(b)(i) and 3(b)(ii), above, (A) if the Executive had remained employed for twelve (12) months following the Date of Termination (such period or assumed continuing employment is hereinafter referred to as the “Severance Period”), but in no event shall payments for such Severance Period commence prior to the effective date of the Release (and any payments that would have been made but for the fact that the Release had not yet been effective shall be made upon such Release’s becoming final and binding, without interest) and (B) if, for each calendar year or portion thereof within the Severance Period, the Executive had earned, based on the assumed attainment of all applicable performance goals for such year, an Annual Bonus in an amount equal to the Target Bonus in effect for his or her immediately prior to his or her Date of Termination, pro-rated for any period less than a full calendar year. The Annual Base Salary payments to be made pursuant to the preceding sentence shall be paid in equal monthly installments, and each Annual Bonus amount payable pursuant to the preceding sentence shall be paid at the same time following the close of the calendar year to which it relates as it would have been paid pursuant to Paragraph 3(b)(ii) if the Executive had remained employed at the close of such year.

(ii)    for the period commencing on the Date of Termination and concluding twelve (12) months after the Date of Termination, the Company shall continue to provide health insurance coverage to the Executive and the Executive’s spouse and eligible dependents on the same basis such benefits were provided immediately prior to the Date of Termination (provided that such subsidized continuation coverage is subject to the filing of health care continuation coverage elections by the Executive, the Executive’s spouse and eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”);
(iii)    the Company shall cause all unvested equity-based awards, cash awards, LTI Awards and other long term incentive awards (collectively, the “Long Term Incentive Awards”) granted to the Executive (whether or not granted pursuant to this Agreement) to become immediately vested in full as of the Date of Termination, to the extent that such awards would have become vested during the Severance Period if the Executive had remained in employment with the Company until the end of such period. In the case of any Long Term Incentive Awards subject to attainment of any performance targets, all targets applicable to such award are deemed to be fully attained during the applicable performance period. In the case of any Long Term Incentive Awards that are payable in cash and become vested pursuant to the preceding sentence, this amount shall be paid to the Executive in a single cash lump sum within thirty (30) days following the Date of Termination, or, if later, upon the effective date of the Release. Any stock options that become so vested shall remain exercisable for the lesser of (a) the remainder of their respective original terms, or (b), until the end of the Severance Period;
(iv)    the Company shall pay to the Executive an additional severance payment in a single lump sum in cash within ten (10) days of the Date of Termination, or, if later, upon the effective date of the Release, in an amount equal to the Target Percentage multiplied by the Annual Base Salary, pro-rated for any period less than a full calendar year; and
(v)    if the Executive is not exempted or cannot by reason of this Agreement be exempted from the Severance Policy, the amount of the severance pay described in clause (i) above shall be offset by the present value of any amount to be paid to the Executive pursuant to the Severance Policy.
All payments to which the Executive is entitled under this Paragraph 5(b) and which are conditioned upon and subject to the Release will commence as set forth herein, but in no event shall such Release become effective, if at all, more than sixty (60) days after the Date of Termination and, provided further, that if such sixty (60) day period spans two calendar years, the payments will commence in the second calendar year.
(vi)    Notwithstanding the foregoing provisions of this Paragraph 5(b), if the Executive is found to have breached the Executive’s obligations under any restrictive covenant agreements entered into with the Company or the covenants referenced in Paragraph 9 of this Agreement, (i) the Executive shall no longer be entitled to, and the Company shall no longer be obligated to pay, any remaining unpaid portion of the amounts otherwise payable under this Paragraph 5(b) as of the date of such breach, and (ii) the Executive shall repay any portion of such amounts previously paid or provided to the Executive; provided, however, that Executive shall be entitled to retain the first $1,000 of any such amounts, which will be considered full and adequate consideration for the Executive’s general release. (For purposes of determining repayment of benefits, if any, the Executive shall repay the Company its costs incurred to provide such benefits.) Any disputes with respect to the application of this Paragraph 5(b)(vi) will be subject to Paragraph 7 hereof; provided that during the pendency of any such dispute, the

Company will be entitled to withhold any payments pursuant to this Paragraph 5(b) so long as the Company believes, in good faith, that it is reasonably likely to prevail in such dispute.
(c)    Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall pay or provide the Executive’s estate or beneficiaries with the Obligations and shall provide the health care continuation coverage to the Executive’s spouse and eligible dependents, if any, in accordance with the provisions of Paragraph 5(b)(ii) above, for the greater of the length of time defined in the applicable benefit plan or policy in effect at the time of the Executive’s death or a twelve (12) month period commencing as of the Date of Termination. In addition, all of the Executive’s outstanding Long Term Incentive Awards shall be treated as described in Paragraph 5(b)(iii) above in respect of a twelve (12) month period following the Date of Termination for purposes of this subparagraph (vi). The Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in the manner and at the time or times provided in Paragraph 5(a) above.
(d)    Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Company shall pay or provide the Obligations to the Executive and shall provide the health care continuation coverage to the Executive and the Executive’s spouse and eligible dependents, if any, in accordance with the provisions of Paragraph 5(b)(ii) above, for the greater of the length of time defined in the applicable benefit plan or policy in effect at the time the Executive becomes disabled or a twelve (12) month period commencing as of the Date of Termination. In addition, all of the Executive’s outstanding Long Term Incentive Awards shall be treated as described in Paragraph 5(b)(iii) above in respect of a twelve (12) month period following the Date of Termination for purposes of this subparagraph (d). The Obligations shall be paid to the Executive in the manner and at the time or times provided in Paragraph 5(a) above.
(e)    Cause; Other than for Good Reason. If the Company terminates the Executive’s employment for Cause, or the Executive terminates his employment without Good Reason, in either case, during the Employment Period, the Company shall pay or provide the Obligations to the Executive as set forth in Paragraph 5(a). In no event shall a termination without Good Reason by the Executive, as described in Paragraph 4(d), constitute a breach of this Agreement by the Executive.
(f)    Change in Control.
(i)    If the Executive’s employment is terminated (1) by the Company without Cause, (2) by the Executive for Good Reason, or (3) at the end of the Employment Period following non-renewal under Paragraph 2 (each, a “Non-Cause Termination”), in each case within twenty-four (24) months after a Change in Control, the Company shall pay or provide the Executive with the payments and benefits set forth in Paragraphs 5(b)(i)-(iii) at the time and in the manner provided therein, except that the period to pay or provide payments and benefits (other than medical coverage benefits) shall be extended to twenty-four (24) months. Medical coverage benefits under such circumstances will only be extended to eighteen (18) months.
(ii)    If the Executive’s employment is terminated as a Non-Cause Termination, within six (6) months before a Change in Control, the Executive shall be entitled to receive the same payments and benefits as he would have received in accordance with Paragraph 5(f)(i) above had the Executive’s employment with the Company terminated immediately following the occurrence of the Change in Control.
(iii)    To the extent that any cash amounts which the Executive is entitled to receive pursuant to Paragraphs 5(f)(i)and(ii) exceed the amounts, if any, that were paid to the Executive under Paragraph 5(b) upon the Executive’s termination of employment prior to the Change in Control, the excess amounts shall be paid to the Executive in a single cash lump sum (x) within 10 days after the date of the Change in Control or (y), the time specified in Paragraph 5(b) for such payment to be made, whichever date is later. Notwithstanding the foregoing, any payments or benefits accruing to the Executive solely as a result of a Change in Control or similarly defined event under any Company plan or arrangement shall accrue and be provided to the Executive in accordance with such plan or arrangement and only to the extent that such payment or benefit is more favorable to the Executive than the same or similar provision provided for herein.
(g)    Code Section 4999.
(i)    If any Payments (as defined in Paragraph 5(h)(ii) to be made to or for the benefit of the Executive under this Agreement or under any plan or arrangement maintained by the Company or its affiliated companies are subject to the excise tax (the “Excise Tax”) under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then such Payments shall be reduced by the smallest amount necessary in order for no portion of the Executive’s total Payments to be subject to the Excise Tax.
(ii)    No reduction in any of the Executive’s Payments shall be made pursuant to Paragraph 5(g)(i) above if the After Tax Amount of the Payments payable to Executive without such reduction would exceed the After Tax Amount of the reduced Payments payable to Executive in accordance with Paragraph 5(g)(i) above. For purposes of the foregoing, (i) the “After Tax Amount” of the Executive’s Payments, as computed with, and as computed without, the reduction provided for under Paragraph 5(g)(i), shall mean the amount of the Payments, as so computed, that the Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any employment, social security or medicare taxes, and any other taxes) imposed with respect to such Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control (and if not so ascertainable, using then current rates), and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.
(iii)    Any reduction in the Executive’s Payments required to be made pursuant to Paragraph 5(g)(i) above (the “Required Reduction”) shall be made as follows: first, any outstanding performance-based cash or equity incentive awards the performance periods for which had not ended, and the performance goals for which had not been attained, prior to the occurrence of the Change in Control, to the extent such awards are treated as Payments, shall be reduced, by cancellation of the acceleration of the vesting and time of payment of such awards; second, any severance payments or benefits, or any other Payments the full amounts of which are treated as contingent on the Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-l, Q/A 24 shall be reduced; and third, any cash or equity awards, or nonqualified deferred compensation amounts, that vest solely based on the Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. § 1.280G-l, Q/A 24 are treated as contingent on the Change in Control because they become vested as a result of the Change in Control, shall be reduced, by canceling the acceleration of their vesting. In each case, the amounts described in clauses first, second and third of the preceding sentence, (x) shall be reduced only to the extent of the portion thereof, if any, that is treated as contingent on the Change in Control under the regulations issued under Code section 280G, (y) shall be reduced in the inverse order of their originally scheduled dates of payments or vesting, as applicable, and (z) shall be so reduced only to the extent necessary to achieve the

Required Reduction. Notwithstanding anything to the contrary, any such reduction shall be made in accordance with Section 409A of the Code (as defined below).
(iv)    A determination as to whether any reduction in the Executive’s Payments is required pursuant to this Paragraph 5(g), and if so, as to which Payments are to be reduced and the amount of the reduction to be made to any such Payments, shall be made by no later than thirty (30) days prior to the closing of the transaction or the occurrence of the event that constitutes the Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by the Company in consultation with the Auditor (as hereinafter defined) (at the expense of the Company). The Auditor shall be a nationally recognized public accounting firm, law firm or consulting firm.
(h)    For purposes of this Agreement:
(i)A “Change in Control” means the date on which the earliest of the following events occurs:
(A)any Person, as defined in this Paragraph 5(h), becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (x) the then outstanding shares of common stock of the Company or (y) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”);
(B)any Person becomes the beneficial owner of 50% or more of (x) the then outstanding shares of common stock of Innophos (as defined in this Paragraph 5(h)) or (y) the combined voting power of the then outstanding securities of Innophos entitled to vote generally in the election of directors;
(C)the closing of a sale or other disposition (whether by merger, consolidation, reorganization or otherwise) of all or substantially all of the assets of the Company, or the Company adopts a plan of liquidation providing for the distribution of all or substantially all of its assets ;
(D)the Company combines with another entity (by merger or otherwise) but, immediately after the combination, the stockholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Company Voting Stock, other ownership interests of the combined entity, and any parent entity owning 100% of the Company Voting Stock or other ownership interests of such combined entity (there being excluded from the number of shares or other ownership interests held by such stockholders, but not from the voting stock of the combined entity, any shares or other ownership interests received by affiliates of such other entity in exchange for stock or other ownership interests of such other entity); or
(E)the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the employment agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;
(ii)Notwithstanding anything herein to the contrary, for purposes of this Agreement, a Change in Control shall not include any transaction, whether by bona fide public offering or private placement to institutional investors of any class or series of capital stock of the Company, determined by the Board to be effected for the purpose of equity financing, including the conversion of any debt securities of the Company into equity securities of the Company. The definition of a Change in

Control under this Agreement is not intended to modify or otherwise affect the definition of such term or any similar term under any other plan or arrangement of the Company. For purposes of this Paragraph 5(h), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company, and “Innophos” means Innophos, Inc., a Delaware corporation.
(iii)“Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to the Executive or for his benefit in connection with a Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock or assets of the Company or any of their affiliates constitutes the Change in Control), if the Executive is a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the Change in Control, to the extent that such payment or benefit is “contingent” on the Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.
6.    Non-exclusivity of Rights. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor shall anything herein limit or otherwise negatively affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits, consisting of any compensation previously deferred by the Executive, or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or other contract or agreement, except as explicitly modified by this Agreement.
7.    Arbitration; No Set Off. Any controversy, dispute or claim arising out of or relating to this Agreement, the Executive’s employment with the Company, or the termination thereof (collectively, “Covered Claims”) shall be resolved by binding arbitration, to be held in Newark, New Jersey, before a panel of three arbitrators with expertise in employment and labor matters, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA Employment Rules”). Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall promptly advance to the Executive (and his beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees) incurred by the Executive (or any of his beneficiaries) in resolving any such Covered Claim; provided, however, that to the extent that the Executive’s claims/defenses do not prevail in such arbitration, then the panel, in its discretion, may determine that some or all of the amounts advanced by the Company shall be repaid by the Executive (or his beneficiaries) to the Company. Pending the resolution of any Covered Claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due from the Company and its affiliated companies under this Agreement or otherwise. Except as provided below, the Company’s obligation to make or cause to be made the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliated companies may have against the Executive or others.
8.    Nature of Obligation. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure payments under this Agreement, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Employee shall have no right, title or interest in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments and nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments under this Agreement such right shall be no greater than the right of an unsecured creditor.
9.    Restrictive Covenants.
(a)    The Executive acknowledges that his employment as an executive officer of the Company creates a relationship of confidence and trust between the Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company and its clients. The Executive further acknowledges the competitive nature of the business of the Company. Accordingly, it is agreed that the restrictions contained in this Paragraph 9 are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions could cause substantial and irreparable injury to the Company.
(b)    The Executive and the Company agree that provisions of Exhibit B attached to this Agreement shall be made a part hereof as if set forth at length in the body of this Agreement.
10.    Successors.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s legal representatives.
(b)    No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the terms and conditions of Paragraph 10(c) below are satisfied. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.
(c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, all within ten (10) days after the occurrence of the applicable event. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
11.    Indemnification and Directors’ and Officers’ Insurance.
(a)    Scope of Indemnification. The Company shall, and shall cause Innophos to, indemnify and defend the Executive to the fullest extent permitted under Delaware law (including without limitation the Delaware General Corporation Law and the Company’s (and Innophos’s) Certificate of Incorporation and By Laws) from and against any expenses (including but not limited to attorneys’ fees, expenses of investigation and preparation and fees and disbursements of the Executive’s accountants or other experts), judgments, fines, penalties and amounts paid in settlement (collectively, the “Indemnified

Liabilities”) actually and reasonably incurred by the Executive in connection with any proceeding in which the Executive was or is made party or was or is involved (for example, as a witness) by reason of the fact the Executive was or is employed by the Company or was or is an officer or director of the Company, and/or Innophos, except that such obligation shall not extend to any proceeding to the extent initiated or instituted by the Executive.
(b)    Insurance. The Company agrees to continue and maintain directors’ and officers’ liability insurance policies covering the Executive at least to the extent provided on the date hereof. Such insurance coverage shall continue as to the Executive even if the Executive has ceased to be a director, officer, member, employee or agent of the Company with respect to acts or omissions which occurred prior to his cessation of employment with, or service as a director or officer of, the Company. Insurance contemplated under this Paragraph 11(b) shall inure to the benefit of the Executive’s heirs, executors and administrators.
12.    Section 409A Compliance. The parties intend that any severance or other compensation payable to the Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (“Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment of the severance or other compensation, or both, to the extent necessary to comply with Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided to the Executive under this Agreement shall be subject to the provisions set forth below.
(a)    The date of the Executive’s “separation from service”, as defined in the regulations issued under Section 409A, shall be treated as the Executive’s Date of Termination for purpose of determining the time of payment of any amount (other than Obligations) that becomes payable to the Executive pursuant to Paragraph 5 hereof upon the termination of his employment.
(b)    In the case of any amounts that are payable to the Executive under this Agreement, or under any other “nonqualified deferred compensation plan” (within the meaning of Section 409A) maintained by the Company or any of its affiliated companies, in the form in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), (A) the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii), and (B) to the extent any such plan does not already so provide, it is hereby amended to so provide, with respect to amounts payable to the Executive thereunder.
(c)    If the Executive is a “specified employee” within the meaning of the Section 409A at the time of the Executive’s “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to the Executive under this Agreement on account of the Executive’s separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence, without interest.

(d)    All expenses eligible for reimbursement hereunder shall be paid to the Executive promptly, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder. The Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
(e)    If, as of the date on which, or by which, any payment required to be made to the Executive (or his estate) under this Agreement, calculation of the amount of such payment is not administratively practicable due to events beyond the control of the Executive (or his estate) then such payment shall be made to the Executive (or his estate) within ten (10) business days after, but in any event by no later than December 31 next following, the date on which calculation of the amount of such payment first becomes administratively practicable.
13.    Miscellaneous.
(a)    This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The parties may exchange and agree on details concerning the provisions of this Agreement, and the conditions to which the rights and privileges under this Agreement are subject. No provision of this Agreement may be waived except by a written waiver explicitly identifying the provision and signed by the party making the waiver.
(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Hermanus (Han) Kieftenbeld At the most recent address on file at the Company. and Outten & Golden LLP 3 Park Ave, 29 FL New York, NY 10016 Attn: Wendi S. Lazar, Esq.
If to the Company:
Innophos Holdings, Inc.
259 Prospect Plains Road
Cranbury, NJ 08512
Attn: Senior Vice President – Human Resources

and

Innophos Holdings, Inc.
259 Prospect Plains Road
Cranbury, NJ 08512
Attn: Chair, Compensation Committee

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient (provided a written acknowledgment of receipt is obtained), (ii) three (3) business days after mailing by certified or registered mail, postage prepaid, return receipt requested or (iii) two business days after being sent by a nationally recognized overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier), to the party concerned at the address indicated above (or such other address as the recipient shall have specified by ten (10) days’ advance notice given in accordance with this Paragraph 13(b)).
(c)    The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company shall withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)    Definitions set forth in this Agreement and any terms of this Agreement which conflict with the provisions of any other policy, plan, contract, or other arrangement which applies to the Executive shall supersede and replace the conflicting provisions of such other policy, plan, contract or arrangement to the extent necessary to resolve the conflict.
(g)    The interpretation and construction of this Agreement (including the Exhibits hereto) shall be governed by the internal laws of the State of New Jersey as a contract to be performed in such state and without regard to the conflict of law provisions thereof.
(h)    Notwithstanding Paragraph 7 above, the Company may seek equitable relief in the event of a breach by the Executive of the covenants set forth in Exhibit B hereto. In that regard, the parties hereby consent to exclusive jurisdiction and agree that such proceeding will be conducted in the federal or state courts of the State of New Jersey sitting in and for the County of Middlesex or otherwise in such state and county wherein the headquarters of the Company is located at the time; provided such other location shall be in the United States of America. To effect the foregoing, the Executive hereby subjects herself to the in personam jurisdiction of such courts and waives all objections as to improper venue for such forum posited as provided in the preceding sentence.
(i)    Except as otherwise expressly set forth in this Agreement, upon the expiration of the Employment Period, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in the rights and obligations of the parties under this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.
(j)    The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Executive and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

HERMANUS (HAN) KIEFTENBELD	INNOPHOS HOLDINGS, INC.
Signed: /s/ Hermanus Kieftenbeld	By: /s/ Jean Marie Mainente
Date: March 31, 2016	Title: SVP, Human Resources
Date: April 1, 2016

For good and valuable consideration, the undersigned hereby agrees to be bound by Paragraph 11(a) hereof.

INNOPHOS, INC.
By: /s/ Jean Marie Mainente
Title: SVP, Human Resources
Date: April 1, 2016

EXHIBIT A
FORM OF RELEASE
1.    Release of Claims.
The Executive recognizes that the payments and other benefits to be received by his include amounts and benefits above and beyond any amounts otherwise due his for services rendered or to be rendered or under the Company’s general policies or programs. Except as set forth in Section 3 herein, in consideration of, and as a condition to these payments, the Executive hereby, to the extent allowed by law, releases and forever discharges the Company and all of its affiliates, present or former officers, directors, shareholders, Executives, agents, successors or assigns (the “Releasees”) from any claim concerning past, present or future employment and benefits thereunder, and of and from all claims or causes of action or other demands whatsoever, which the Executive ever had, now has, or hereafter can, shall or may have against the Releasees, arising out of or related to his employment relationship with the Company or the termination of that relationship (the “Claims”).
This release or giving up of the Claims is binding on the Executive, his heirs, assigns, and/or representatives.
Listed below are the statutes and legal theories from which the Executive has released and discharged the Releasees and under which the Executive will not bring any Claim. In the event that the law prohibits a release or waiver of Claims under any such statute or theory, the Executive hereby waives the right to seek or accept damages in a proceeding under the statute or theory and/or hereby acknowledges that the Executive has no valid Claim under such statute or theory. The Claims released are any alleged violation by the Company of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.;

•	The Immigration Reform Control Act, as amended;

•	The Americans with Disabilities Act;

•	The Age Discrimination in Employment Act, as amended, and including the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq.;

•	The Fair Labor Standards Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act;

•	The Consolidated Omnibus Budget Reconciliation Act, as amended;

•
Any federal, state or local laws against discrimination or protecting whistleblowers, or any other federal, state or local law or common law relating to employment, wages, hours, or any other terms and conditions of employment.

The Claims released also are:

•
Any public policy, contract, tort, or other common law claim or cause of action, including but not limited to breach of implied or express contract, intentional or negligent infliction of emotional distress, negligent misrepresentation, defamation, wrongful discharge;

•
Any claim or cause of action for commission, back wages or other compensation, including, but not limited to, commissions, back wages or compensation, related to or arising out of any payments or sums the Company has received or may receive in the future from any source at any time;

•	Any claim or allegation for costs, fees, or other expenses, including attorneys’ fees, incurred in any matter or proceeding.
2.    Unknown Claims Released. The Executive understands that the Executive is releasing claims that the Executive may not know about. This is the Executive’s knowing and voluntary intent, even though the Executive recognizes that someday the Executive might learn that some or all of the facts they currently believe to be true are untrue and even though the Executive might then regret having signed this Release. Nevertheless, the Executive assumes that risk and agrees that this Release shall remain effective in all respects in any such case. The Executive expressly waives all rights they might have under any law that is intended to protect the Executive from waiving unknown claims, and the Executive understands the significance of doing so.
3.    Claims Not Released. Anything to the contrary notwithstanding contained herein, nothing herein shall release Company or any Releasee from any claims or damages based on (i) any right or claim that arises after the date of this Release, (ii) any Claim or Claims relating to any rights, benefits or entitlements (including equity awards) which are accrued or vested or otherwise payable (whether immediately or over time) as of the Date of Termination under the Employment Agreement between Executive and the Company and any employee benefit plans, programs, equity award plans, awards and/or programs in which Executive participated, or (iii) the Executive’s eligibility for indemnification and advancement of expenses in accordance with any agreement with the Company, applicable laws or the certificate of incorporation and by-laws of Company, or any applicable insurance policy.
4.    No Participation in Claims. The Executive understands that if this Agreement were not signed, the Executive could have the right to voluntarily assist other individuals or entities in bringing claims against the Releasees. The Executive hereby waives that right and agrees not to provide any such assistance, other than assistance in an investigation or proceeding conducted by an agency of the United States, state or local government. To the extent that the law prohibits the Executive from waiving his right to bring and/or participate in the investigation of a claim, the Executive nevertheless waives his right to seek or accept any damages or relief in any proceeding.
5.    Nonadmission of Liability. The Executive recognizes and agrees that this Release is not intended to imply any wrongdoing on the Releasees’ parts with respect to his employment or its termination, or any other reason, and shall not constitute evidence of the same.
6.    Voluntary Agreement. The Executive’s decision to enter into this Release is based solely on the mutual considerations described above and is wholly his free act and deed. Before signing this Release, the Executive has had the opportunity for up to twenty-one (21) days to carefully consider the terms and ramifications of this Release and the opportunity to consult with his advisors, legal or otherwise, which the Company has encouraged the Executive to do.
7.    Governing Law and Interpretation. This Release shall be governed and conformed in accordance with the laws of the State of New Jersey, without regard to its conflict of laws provisions.
8.    Separate Enforceability of Terms. If any terms of this Release are declared invalid by any court of competent jurisdiction, the Release shall be deemed amended by excluding the invalid term or terms, and all remaining terms shall continue in full force and effect. The Executive and the Company agrees to execute such amendments as may be necessary to accomplish the intent of this paragraph, which is to maintain in force all terms of this Release to the full extent permitted by law.
9.    Limitations on Changing Release. This Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Release.
10.    Revocation; Effectiveness. The Executive may revoke this Release for a period of seven (7) days following the day the Executive executes this Release. Any revocation within this period must be submitted, in writing, to the Company at the address listed below. The revocation must be delivered to Senior Vice President Human Resources, Innophos Inc., 259 Prospect Plains Road, Cranbury, NJ 08512. and postmarked within seven (7) days of execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Illinois, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
NOTWITHSTANDING THE EFFECTIVENESS OF THIS RELEASE, THE EXECUTIVE ACKNOWLEDGES THAT CERTAIN CONSIDERATION FOR THIS RELEASE AND/OR CERTAIN COMPENSATION AND BENEFITS PAYABLE TO HIS MAY BE CONDITIONED ON HIS EXECUTING AND NOT REVOKING THE RELEASE WITHIN SIXTY DAYS AFTER HIS TERMINATION OF EMPLOYMENT.
THE EXECUTIVE HAS HAD TWENTY ONE (21) DAYS TO CONSIDER THIS RELEASE AND CONFIRMS THAT THE COMPANY ADVISED HIS TO CONSULT WITH HIS ATTORNEY BEFORE EXECUTING THE RELEASE.
THE EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY ONE (21) DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, THE EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THE EXECUTIVE HAS OR MIGHT HAVE AGAINST THE RELEASEES.

IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Release as of the date set forth below:
Innophos Holdings, Inc.
By:
Name:
Title:
Date:
Hermanus (Han) Kieftenbeld
Current personal mailing address:

Date:

EXHIBIT B
NONCOMPETITION AND NONSOLICITATION AGREEMENT
1.    General.
The terms of this Noncompetition and Nonsolicitation Agreement are made part of the Employment Agreement to which it is an exhibit, and, except as expressly provided in this Noncompetition and Nonsolicitation Agreement, shall be of unlimited duration. For purposes of this Exhibit, the “Noncompete Period” means that period commencing on the Effective Date and ending at the conclusion of the Severance Period following the Date of Termination, except that if the Company does not have an obligation to pay the Executive for the Severance Period, the Noncompete Period will be twelve (12) months. The “Nonsolicitation Period” shall be measured in the same manner and shall end at the conclusion of the Severance Period following the Date of Termination, except that if the Company does not have an obligation to pay the Executive for the Severance Period, the Nonsolicitation Period will be twelve (12) months . Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement to which this Exhibit is attached.
2.    Confidential Information.
a.    The Executive acknowledges that the information, observations and data, including trade secrets, obtained by the Executive while employed or retained by the Company and its controlled affiliates concerning their business and affairs (collectively, “Confidential Information”) are the property of those entities. Therefore, the Executive agrees that, except as required by law, court order, an arbitrator, a mediator or by other legal process, including, but not limited to, depositions, interrogatories, court testimony, arbitration, and the like, and except in connection with any litigation, arbitration or mediation involving the Employment Agreement (including the Exhibits thereto), including the enforcement of the Employment Agreement (including the Exhibits thereto), the Executive shall not at any time disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Company’s Board of Directors (which may delegate to an authorized officer authority to give such consent), unless and to the extent that: (i) the Confidential Information becomes generally known to and available for use by the public or generally known in the industry other than as a result of the Executive’s acts or omissions, (ii) the Executive discloses or uses such information in the performance of his duties as an employee and an officer of the Company (including services to its controlled affiliates) in the ordinary course of business, or (iii) the Executive discloses such information to third parties with whom the Company or its affiliates have entered into a non-disclosure agreement and such disclosure is made in the ordinary course performance of the Executive’s duties and responsibilities to the Company and its affiliates. The Executive shall deliver to the Company promptly following the termination of his employment, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying the Confidential Information or Work Product (as defined below) which the Executive may then possess or control, provided that the Executive may retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that the Executive reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his or her employment, or termination thereof, with the Company. Notwithstanding the foregoing or anything in this Agreement to the contrary, Confidential Information or Work Product shall not include: any information in the Executive’s possession or known to the Executive prior to employment with the Company, including but not limited to information that is located on the Executive’s rolodex (whether paper or electronic), any information that is generally known in the industry or in the public domain, or any information that becomes generally known in the industry or in the public domain through no wrongful act on the Executive’s part.
b.    The Executive represents and warrants to the Company that, to the best of his knowledge, the Executive has nothing that contains any material information which belongs to any former employer that the Executive is not entitled to have or use for the benefit of the Company and its controlled affiliates. If at any time the Executive discovers that the foregoing statement is incorrect in any material respect, the Executive shall promptly return any such materials to the Executive’s former employer or obtain any necessary consents. The Executive understands that Company does not want any such materials, and that the Executive will not be permitted to use or refer to any such materials in the performance of the Executive’s duties.
3.    Intellectual Property, Inventions and Patents.
The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which (i) relate to the Company’s or any of its controlled affiliate’s actual or anticipated business, research and development or existing or future products or services and (ii) are conceived, developed or made by the Executive (whether individually or jointly with others) while employed by the Company or its affiliates or their predecessors in interest (collectively, “Work Product”), belong to the Company or such affiliate, as the case may be. The Executive shall disclose Work Product promptly to the Company or the applicable affiliate in the manner reasonably required under procedures established by those entities and, at the expense of the Company or applicable affiliate, as the case may be, perform all actions reasonably requested on behalf of any such entity (whether during or after any period of employment or engagement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). The Employee acknowledges and agrees that the Company’s or applicable affiliate’s ownership of Work Product includes all future rights arising from the Work Product, which rights do not yet exist, as well as new uses, media, means and forms of exploitation throughout the universe exploiting current or future technology yet to be developed.
4.    Non-competition and Non-solicitation.
a.    Non-competition. The Executive acknowledges that, during the course of the Executive’s employment or similar engagement with the Company and its controlled affiliates (including their respective predecessors in interest), the Executive has or will become familiar with the trade secrets of, and other Confidential Information concerning, those entities and that the Executive’s services have been, and are reasonably expected to be, of special, unique and extraordinary value to the Company and its affiliates. As a result, the Executive agrees that, during the Noncompete Period, the Executive shall not directly or indirectly own any interest in, manage, control, participate in, be employed by, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or any of its controlled affiliates engage or have active plans at the Date of Termination to engage in such businesses. The Executive acknowledges and agrees that this restriction is without specific geographic limitation inasmuch as the Company and its affiliates conduct business on a nationwide and international basis, that its sales and marketing prospects are for continued expansion both nationally and internationally, that access to the Company’s Confidential Information would provide any national or international competitor with an unfair competitive advantage, and that, therefore, the restrictions set forth in this section are reasonable and properly required for the adequate protection of the legitimate interests of the Company. Nothing herein shall prohibit the Executive from owning beneficially not more than 2% of any class of outstanding equity securities or other comparable interests of any issuer that is publicly traded, so long as the Executive has no active participation in the business of such issuer. For purposes hereof, the term “Competing Business” means any business that is engaged in the production or sale of phosphates or other products that compete with the products produced, distributed or sold by the Company or its controlled affiliates (or are in the process of being actively developed by such entities) as of the Date of Termination. This restriction shall not prevent the Executive from working for a subsidiary, division, venture or other business or functional service unit (collectively a “Unit”) of a Competing Business so long as (i) such Unit is not itself a Competing Business, (ii) the Executive does not manage or participate in business activities or projects of any Unit that is a Competing Business, and (iii) the Executive otherwise strictly complies with the restrictive covenants contained in this Exhibit.
b.    Non-solicitation. During the Nonsolicitation Period, the Executive shall not directly or indirectly through another person or entity: (i) induce or attempt to induce any executive or other key employee of the Company or any controlled affiliate to leave the employ of any of those entities, or in any way interfere with the relationship between the Company or any such affiliate and any such person; (ii) solicit any person who was an executive or other key employee of the Company or any controlled affiliate at any time within the one year period prior to an offer of employment to such person; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any controlled affiliate to cease doing business with any Company-affiliated entity, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Company affiliated entity. The following shall not be deemed a violation of this provision (a) providing customary business references for Company executives or other key employees at their request, (b) being involved in a general solicitation to the public of general advertising, or (c) if an entity with which the Executive is associated hires or engages any employee of the Company or any of its controlled affiliates, if the Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee. For purposes hereof, the Executive shall only be deemed to have been involved “indirectly” in soliciting, hiring or identifying an employee if the Executive (x) directs a third party to solicit or hire the Employee, (y) identifies an employee to a third party as a potential recruit or (z) aids, assists or participates with a third party in soliciting or hiring an employee.
5.    Nature of Restrictive Covenants; Enforcement.
a.    For purposes of enforcement, the restrictive covenants contained in this schedule are independent of any other provision of this Exhibit. As a result, the existence of any claim or right of set-off that the Executive may have or allege against the Company, whether based on this Exhibit or otherwise, shall not prevent the enforcement of the covenants or be deemed to mitigate any harm suffered by the Company. Notwithstanding the above, Executive shall be released from the Noncompete Period and the Nonsolicitation Period post-termination of employment if the Company fails to pay Executive all material amounts due under Paragraph 5(b) or Error! Reference source not found. of the Employment Agreement, as and if applicable, following notice to the Company and reasonable opportunity to cure.
b.    Because the Executive’s services are unique (resulting in the Company’s need for the restrictions in this schedule) and because the Executive has access to Confidential Information, Work Product and other proprietary resources representing valuable assets of the Company, the parties agree that the Company and its affiliates might suffer irreparable harm from a breach or threatened breach by the Executive of the restrictions set forth in this Exhibit and that money damages would not be an adequate remedy for any such non-compliant conduct. In the event of a breach or threatened breach of the restrictive covenants in this Exhibit, the Company (including its affected affiliates and their respective successors or assigns) in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions in this Exhibit (without posting a bond or other security, any requirement of which is waived by the Executive). In the event of any breach by the Executive of the restrictions set forth in this Exhibit, the Noncompete Period shall be tolled until such breach has been cured. If, at the time of enforcement, a court holds that restrictions contained in this Exhibit are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances (or as otherwise allowed by governing law) are to be substituted for the stated period, scope or area provided in this Exhibit, and the restrictions are to be deemed reformed to that extent and shall be enforceable as so reformed to the fullest extent permitted by law to provide protection to the Company.
The Executive acknowledges and agrees that (i) the restrictions contained in this Exhibit are reasonable and will not subject his to undue hardship, (ii) the Executive has had the opportunity to review these restrictions and the other provisions of this Agreement with legal counsel and such other advisors as the Executive deems appropriate, (iii) the Executive has carefully read and fully understands all of the provisions of this Exhibit, and (iv) the Executive is voluntarily entering into the Employment Agreement containing this Exhibit without any reliance upon any representations or statement made by the Company with regard to the subject matter, basis or effect of this Exhibit, other than those in writing, including those contained in the Employment Agreement and this Exhibit.
6.    Non-Disparagement.
Executive shall not at any time make any statement, written or otherwise, that disparages or criticizes the Company or any related party. The Company (which, for this purpose, shall be limited to members of the Company’s Board of Directors, and its Named Executive Officers) shall not at any time make any statement, written or otherwise, that disparages or criticizes Executive.